United States

Securities And Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2011

Dover Downs Gaming & Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number 1-16791

Delaware	51-0414140
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1131 N. DuPont Highway
Dover, Delaware	19901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 674-4600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement and

Item 2.03       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 17, 2011, Dover Downs Gaming and Entertainment, Inc. entered into a $90,000,000 credit agreement with a new bank group.  The maximum borrowing limit under the facility reduces to $85,000,000 as of March 31, 2012, $80,000,000 as of March 31, 2013 and $75,000,000 as of March 31, 2014 and the facility expires June 17, 2014.  The credit facility provides for seasonal funding needs, capital improvements and other general corporate purposes.  Interest will be based upon LIBOR plus a margin that varies between 150 and 225 basis points depending on the ratio of funded debt to earnings before interest, taxes, depreciation and amortization (the “leverage ratio”).  The terms of the credit facility contain certain covenants including minimum interest coverage, maximum funded debt to earnings before interest, taxes, depreciation and amortization and minimum tangible net worth.  In addition, the credit agreement includes a material adverse change clause and provides that if we default under any other loan agreement, that would be a default under this facility.

A copy of the credit agreement is attached hereto as Exhibit 10.1.

Item 9.01       Financial Statements and Exhibits.

(d)           Exhibits

10.1         Credit Agreement between Dover Downs Gaming and Entertainment, Inc. and RBS Citizens, N.A., as agent, dated as of June 17, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

Dover Downs Gaming & Entertainment, Inc.

/s/ Denis McGlynn
Denis McGlynn
President and Chief Executive Officer

Dated:    June 23, 2011

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Credit Agreement between Dover Downs Gaming and Entertainment, Inc. and RBS Citizens, N.A., as agent, dated as of June 17, 2011.